Exhibit 10.1

PERSONAL AND CONFIDENTIAL

To: Jacek Olczak
Lausanne, April 1, 2019

Dear Jacek,

I am pleased to confirm that effective April 1, 2019, your base salary has increased to CHF 1’200’000.-- annually, CHF 92’307.69 monthly. This represents a 17.6% increase and the comparatio at your current grade 26 is 118%.

All other conditions relating to your employment with Philip Morris Products S.A., formerly Philip Morris International Management SA, remain as stated in your employment contract and in any subsequent amendments.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ MICHAEL PIKER
Michael Piker
Vice President Total Rewards & Labor Relations PMI

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01